UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Human Genome Sciences Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On March 30, 2011, Human Genome Sciences, Inc. filed a definitive proxy statement with the Securities and Exchange Commission. The disclosure on pages 18 and 19 of the company’s definitive proxy statement regarding the classification of fees paid to the company’s independent registered public accounting firm is revised as follows:

Audit Fees

The fees billed or incurred by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2010 and 2009, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, the review of SEC filings and issuance of comfort letters in connection with our equity offerings in 2009 and the review and consent for our other filings for 2010 and 2009 were approximately $506,000 and $868,000, respectively.

Audit-Related Fees

The fees billed by Ernst & Young LLP for professional services rendered for assurance and related services that are reasonably related to the audit of our annual consolidated financial statements for 2010 and 2009, were approximately $64,000 and $86,000, respectively. These fees were for accounting consultations and consultation regarding financial accounting and reporting standards.

Tax Fees

The fees billed by Ernst & Young LLP for tax compliance services were $55,500 and $49,000 for 2010 and 2009, respectively. The fees billed by Ernst & Young LLP for tax advice and tax planning services were approximately $520,000 and $35,000 for 2010 and 2009, respectively. Tax advice and planning fees billed for 2010 include international tax planning. Tax advice and planning fees billed for 2009 include support of an Internal Revenue Code Section 382 analysis.

All Other Fees

In 2010 and 2009, Ernst & Young LLP did not bill us for any services other than those described above.

Approval of Non-Audit Services

The Audit Committee has established a policy governing our use of Ernst & Young LLP for non-audit services. Under the policy, management may use Ernst & Young LLP for non-audit services that are permitted under the rules and regulations of the Securities and Exchange Commission, provided that management obtains the Audit Committee’s approval before such services are rendered.